Exhibit 10

Summary of Non-Employee Director Compensation and Benefits*
(as of October 1, 2017)

1.	Annual Retainer Fees
Independent Directors

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$92,500 in cash paid quarterly. Directors may elect to defer all or part of the cash payment of retainer fees (i) until such time as specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury, or (ii) by electing to receive restricted stock units valued at the closing price of our common stock on the New York Stock Exchange‑Composite Transactions reporting system on the date each retainer payment would otherwise be made in cash.

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$92,500 in shares of our common stock paid in advance on October 1 of each year (or, if the person becomes a director after October 1, a pro rata amount paid on the first business day on which the person becomes a director) and valued at the closing price of our common stock on the New York Stock Exchange‑Composite Transactions reporting system on the payment date. Directors may elect to receive the annual retainer grant of shares of our common stock as described above in the form of restricted stock units in the same number.

Chairman of the Board (non-independent)

•	$400,000

2.	Committee Membership and Lead Director Fees

•	Audit Committee: $12,500 ($25,000 for the Chairman).

•	Compensation Committee: $8,000 ($20,000 for the Chairman).

•	Board Composition and Governance Committee: $6,000 ($15,000 for the Chairman).

•	Technology and Corporate Responsibility Committee: $5,000 ($15,000 for the Chairman).

•	Lead Director: $25,000.

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Fees are paid quarterly in cash. Directors may elect to defer all or part of the payment of committee fees (i) until such time as specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury or (ii) by electing to receive restricted stock units valued at the closing price of our common stock on the New York Stock Exchange‑Composite Transactions reporting system on the date each committee fee payment would otherwise be made in cash.

3.	Annual Awards

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$40,000 in shares of our common stock, not to exceed 1,000 shares, paid on the date of our annual meeting of shareowners. Directors elected subsequent to our annual meeting receive a pro-rated number of such shares in accordance with our 2003 Directors Stock Plan. Directors may elect to defer the annual share award by electing to receive restricted stock units in the same number.

4.	Other Awards and Benefits

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The Board of Directors may grant directors options to purchase such additional number of shares of our common stock and such additional number of restricted stock units as the Board in its sole discretion may determine pursuant to our 2003 Directors Stock Plan.

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We reimburse directors for transportation and other expenses actually incurred in attending Board and Committee meetings. We reimburse directors at the standard mileage rate allowed by the IRS for use in computing the deductible costs for use of a personal automobile in connection with attending Board or Committee meetings or other activities incident to Board service.

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Directors may participate in a matching gift program under which we will match donations made to eligible educational, arts or cultural institutions. Gifts will be matched in any calendar year from a minimum of $25 to a maximum of $10,000.

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*Shares of our common stock, restricted stock units and options to purchase shares of our common stock described herein are granted to non-employee directors pursuant to and in accordance with the provisions of our 2003 Directors Stock Plan.